Exhibit 99.1

Unwired Planet Appoints Chief Executive Officer

BORIS TEKSLER JOINS UNWIRED PLANET AS CHIEF EXECUTIVE OFFICER

RENO, NV – April 13, 2015 – Unwired Planet, Inc. (NASDAQ: UPIP) today announced that Boris Teksler will join the company as chief executive officer, effective June 1, 2015. Mr. Teksler will also become a member of the board of directors.

Mr. Teksler is currently senior executive vice president and president of the Technology Business Group at Technicolor, a worldwide technology leader in the media and entertainment sector. Prior to that, Mr. Teksler, as head of Apple Inc.’s Patent Licensing & Strategy, was instrumental in driving Apple’s intellectual property initiatives.

“Boris’s substantial experience leading the development and implementation of intellectual property strategies for some of the industry’s most innovative, prominent, and successful companies makes him the ideal person to lead Unwired Planet in the realization of the value of its intellectual property assets,” said Phil Vachon, chairman of the board. “I am confident Boris’s creativity and licensing expertise -- particularly in the mobile sector -- developed over his long tenure in the technology industry will be transformational for Unwired Planet.”

“Unwired Planet holds a rich and unique portfolio of patents covering critical commercial technology stemming from its pioneering research in network access and cloud computing for mobile devices, and a diverse portfolio of standard essential patents,” said Mr. Teksler. “My goal is to lead the company in developing new, effective, and efficient licensing strategies to unlock the equitable value of our technology for shareholders.”

Mr. Teksler has spent his career in technology and intellectual property. Before his tenure at Apple, he co-founded the Intellectual Property Licensing Business at Hewlett-Packard Company. During his career at HP, Mr. Teksler held several roles in senior management and research and development including General Manager of Mobility and Access Solutions. He holds a degree in Computer Science from the University of California, Davis.

Unwired Planet Appoints Chief Executive Officer

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of approximately 2,500 issued and pending US and foreign patents, includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. Unwired Planet is headquartered in Reno, Nevada. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.

For More Information:

Mike Bishop

The Blueshirt Group

mike@blueshirtgroup.com

Tel: 415-217-4968

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